Exhibit 99.2

  PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655 (540) 869-6600

Premier Community Bankshares, Inc.

Announces 19% Earnings Increase for the First Quarter

Winchester, Virginia, April 16, 2003

(Nasdaq: PREM) Premier Community Bankshares, Inc. reported net income of $1.1 million for the first quarter of year 2003, an increase of 19% or $176 thousand over the net income for the corresponding quarter of 2002.  Diluted earnings per share were $0.24, an increase of 20% from the $0.20 per share for the first quarter of 2002.  The return on assets was 1.12% and the return on equity was 14.71%.  In comparison, the first quarter of 2002 generated a return on assets and equity of 1.21% and 14.32% respectively.

Total assets for the company as of March 31, 2003 were $418.4 million, a gain of $96.5 million or 30% over  the same period last year.  Net loans outstanding grew by $85.7 million or 35% and accounted for the majority of the asset growth.  In spite of the large rate of growth, loan quality remained strong as evidenced by the ratio of non-performing loans to total assets.  As of March 31, 2003, this ratio was 0.23%.  This compares with 0.06% as of March 31, 2002.  The increase in net income is attributable in large part to the interest income and corresponding fees derived from the growth in loans. The increase in loans was funded by the growth in deposits.  Total deposits equaled $367.3 million, an increase of $88.3 million or 32% over the corresponding quarter of 2002.  Securities totaled $24.4 million, a decrease of $0.5 million from the first quarter of  2002. &nb sp;Other income increased as a result of fees on a growing asset base while other expenses increased due to personnel expenses and equipment needed to service an expanding customer base.

Premier Community Bankshares is a growing multi-bank holding company that operates 13 offices in the Shenandoah Valley region located in the northwestern part Virginia.  The corporation’s two subsidiary banks of Rockingham Heritage Bank and The Marathon Bank serve an increasingly diversified market with a population in excess of 300,000.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

THE MARATHON BANK 4095 Valley Pike, Winchester, Virginia 22602 ROCKINGHAM HERITAGE BANK 110 University Boulevard, Harrisonburg, Virginia 22801

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ended
Balance Sheet	March 31st,
Assets:	2003	2002	% Change
Cash & Due From Banks	$23,284	$18,559	25.5%

Interest Bearing Due From Banks	596	186	220.4%

Fed Funds Sold	24,452	21,732	12.5%

Securities-HTM	10,165	16,297	-37.6%

Securities-AFS	14,198	8,553	66.0%

Loans	336,497	249,858	34.7%

Allowance for Loan Losses	-3,525	-2,542	38.7%

Loans Held for Resale	0	229	-100.0%

Bank Premises & Equip.	8,587	5,524	55.4%

Other Assets	4,184	3,591	16.5%

Total Assets	$418,438	$321,987	30.0%

Liabilities:
Noninterest Bearing Deposits	$49,354	$38,535	28.1%

Interest Bearing Deposits	317,976	240,492	32.2%

Total Deposits	$367,330	$279,027	31.6%

Other Borrowed Money	11,489	7,713	49.0%

Other Liabilities	1,584	1,550	2.2%

Trust Preferred Capital Notes	7,000	7,000

Total Liabilities	$387,403	$295,290	31.2%

Shareholders’ Equity
Common Stock	$4,562	$4,532	0.7%

Capital Surplus	15,020	14,848	1.2%

Retained Earnings	11,127	7,271	53.0%

Accumulated Other Comp Income(loss)	326	46	608.7%

Total Shareholders’ Equity	$31,035	$26,697	16.2%

Total Liabilities and Shareholders’ Equity	$418,438	$321,987	30.0%

	Three Months Ending
	March 31st,
	2003	2002	% Change
Income Statement

Interest Income	$6,278	$5,190	21.0%

Interest Expense	2,178	2,060	5.7%

Net Interest Income	4,100	3,130	31.0%

Provision for Loan Losses	240	210	14.3%

Net Interest Income After Provision for Loans Losses
	3,860	2,920	32.2%

Other Income	648	541	19.8%

Other Expenses	2,857	2,076	37.6%

Income Before Taxes	1,651	1,385	19.2%

Income Taxes	547	456	20.0%

Net Income	$1,104	$929	18.8%

Results of Operation

Book Value Per Share	$6.80	$5.89	15.4%

Earnings Per Share-Basic	$0.24	$0.21	14.3%

Earnings Per Share-Assuming Dilution	$0.24	$0.20	20.0%

Return on Average Assets	1.12%	1.21%	-7.4%

Return on Average Equity	14.71%	14.32%	2.7%

Allowance for Loan Losses to Loans	1.05%	1.02%	2.9%

Common Shares Outstanding, (Thousands)	4,563	4,532	0.7%